                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  Confidential, for Use of the Commission
                                                    Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                        MELITA INTERNATIONAL CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                        MELITA INTERNATIONAL CORPORATION
                         5051 PEACHTREE CORNERS CIRCLE
                          NORCROSS, GEORGIA 30092-2500
                                 (770) 239-4000

                             ---------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MAY 11, 1998
                             ---------------------

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Melita International Corporation (the "Company") will be held at the Atlanta Financial Center, 18th Floor, 3343 Peachtree Road, N.E., Atlanta, Georgia 30326, at 10:00 a.m., Atlanta, Georgia time, on Monday, May 11, 1998 (the "Annual Meeting"), to consider and act upon:

     1. the election of three persons to serve as members of the Company's Board of Directors;

     2. a proposal to increase the number of shares of the Company's common stock available for issuance under the Company's 1997 Stock Option Plan from 1,350,000 shares to 1,850,000 shares, an increase of 500,000 shares, and to authorize the Company to automatically adjust the number of shares available under the 1997 Stock Option Plan on the first day of each fiscal year;

     3. a proposal to ratify the selection of independent public accountants for the Company's current fiscal year; and

     4. such other business as may properly come before the Annual Meeting or any adjournment thereof.

     The Board of Directors has fixed the close of business on March 31, 1998, as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting.

                                          By Order of the Board of Directors,

                                          /S/ Dan K. Lowring
                                          Dan K. Lowring
                                          Secretary

April 17, 1998
Atlanta, Georgia

                                   IMPORTANT

     WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE ANNUAL MEETING, PLEASE MARK, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT IN THE ENVELOPE WHICH HAS BEEN PROVIDED. NO POSTAGE IS REQUIRED FOR MAILING IN THE UNITED STATES. IN THE EVENT YOU ARE ABLE TO ATTEND THE ANNUAL MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE YOUR SHARES IN PERSON.

                                 (MELITA LOGO)

                        MELITA INTERNATIONAL CORPORATION
                         5051 PEACHTREE CORNERS CIRCLE
                          NORCROSS, GEORGIA 30092-2500

                             ---------------------

                                PROXY STATEMENT
                             ---------------------

                         ANNUAL MEETING OF SHAREHOLDERS
                                  MAY 11, 1998
                             ---------------------

                 INFORMATION CONCERNING SOLICITATION AND VOTING

SHAREHOLDERS MEETING

     This Proxy Statement and the enclosed proxy ("Proxy") are furnished on behalf of the Board of Directors of Melita International Corporation, a Georgia corporation (the "Company"), for use at the Annual Meeting of Shareholders to be held on May 11, 1998 at 10:00 a.m., Atlanta, Georgia time (the "Annual Meeting"), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at the Atlanta Financial Center, 18th Floor, 3343 Peachtree Road, N.E., Atlanta, Georgia 30326. The Company intends to mail this Proxy Statement and the accompanying Proxy card on or about April 17, 1998, to all shareholders entitled to vote at the Annual Meeting.

SHAREHOLDERS ENTITLED TO VOTE

     Only holders of record of the Company's common stock, no par value ("Common Stock"), at the close of business on March 31, 1998 will be entitled to notice of and to vote at the Annual Meeting. At the close of business on March 31, 1998, the Company had outstanding and entitled to vote 15,169,645 shares of Common Stock. Each holder of record of Common Stock on such date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting. Any shareholder who signs and returns a Proxy has the power to revoke it at any time before it is exercised by providing written notice of revocation to the Secretary of the Company or by filing with the Secretary of the Company a Proxy bearing a later date. The holders of a majority of the total shares of Common Stock outstanding on the record date, whether present at the Annual Meeting in person or represented by Proxy, will constitute a quorum for the transaction of business at the Annual Meeting. The shares held by each shareholder who signs and returns the enclosed form of Proxy will be counted for the purposes of determining the existence of a quorum at the Annual Meeting, whether or not the shareholder abstains on all or any matter to be acted on at the Annual Meeting. Abstentions and broker non-votes both will be counted toward fulfillment of quorum requirements. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received instructions from the beneficial owner.

COUNTING OF VOTES

     The purpose of the Annual Meeting is to consider and act upon the matters which are listed in the accompanying Notice of Annual Meeting and set forth in this Proxy Statement. The enclosed form of Proxy provides a means for a shareholder to vote for all of the matters listed in the accompanying Notice of Annual Meeting and described in the Proxy Statement. The enclosed form of Proxy also provides a means for a shareholder to vote for all of the nominees for Director listed thereon or to withhold authority to vote for one or more of such nominees. The Company's Bylaws provide that Directors are elected by a plurality of the votes cast. Plurality means that more votes must be cast in favor of the election of a Director than those cast against election of such Director. Accordingly, the withholding of authority by a shareholder (including broker non-votes) will not be counted in computing a plurality and thus will have no effect on the results of the election of such nominees.

     The accompanying form of Proxy also provides a means for a shareholder to vote for, against or abstain from voting on each of the other matters to be acted upon at the Annual Meeting. Each Proxy will be voted in accordance with the shareholder's directions. The affirmative vote of a majority of the shares of Common Stock present in person or represented by a Proxy and entitled to vote on proposals two and three set forth in the accompanying Notice of Annual Meeting is required for the approval of each such proposal. Approval of any other matters as may properly come before the meeting also will require the affirmative vote of a majority of the shares of Common Stock present in person or represented by a Proxy and entitled to vote at the meeting. Abstentions with respect to proposals two and three will have the same effect as a vote against these proposals. With respect to broker non-votes, the shares will not be considered present at the meeting for the proposal to which authority was withheld. Consequently, broker non-votes will not be counted with regard to the proposal, but they will have the effect of reducing the number of affirmative votes required to approve the proposal, because they reduce the number of shares present or represented from which a majority is calculated. There are no dissenter's rights with respect to any matter to be acted upon pursuant to this Proxy Statement.

PROXIES AND SOLICITATION

     When the enclosed Proxy is properly signed and returned, the shares which it represents will be voted at the Annual Meeting in accordance with the instructions noted thereon. In the absence of such instructions, the shares represented by a signed Proxy will be voted in favor of the nominees for election to the Board of Directors, and in favor of the approval of proposals two and three.

     Proxies will be solicited from the Company's shareholders by mail. The Company will pay all expenses in connection with the solicitation, including postage, printing and handling, and the expenses incurred by brokers, custodians, nominees and fiduciaries in forwarding proxy material to beneficial owners. It is possible that directors, officers and other employees of the Company may make further solicitation personally or by telephone, facsimile or mail. Directors, officers and other employees of the Company will receive no additional compensation for any such further solicitation.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth the amount and percent of shares of Common Stock which, as of March 31, 1998, are deemed under the rules of the Securities and Exchange Commission (the "Commission") to be "beneficially owned" by each member of the Board of Directors of the Company, by each nominee for election to the Board of Directors, by each executive officer of the Company, by all directors, nominees and executive officers of the Company as a group, and by any person or "group" (as that term is used in the Securities Act of 1934, as amended) known to the Company as of that date to be a "beneficial owner" of more than 5% of the outstanding shares of Common Stock of the Company.

                                                                  COMMON STOCK BENEFICIALLY
                                                                          OWNED(1)
                                                              ---------------------------------
                                                              NUMBER OF SHARES OF    PERCENTAGE
DIRECTORS AND EXECUTIVE OFFICERS                                 COMMON STOCK         OF CLASS
--------------------------------                              -------------------    ----------
Aleksander Szlam(2).........................................      11,147,395            73.5%
Donald L. House(3)..........................................           8,500               *
Don W. Hubble(4)............................................           7,500               *
Mark B. Adams(5)............................................           6,003               *
William K. Dumont...........................................              --               *
Lee H. Davies(6)............................................          13,974               *
John A. Lamb(7).............................................          15,000               *
Dan K. Lowring(8)...........................................           1,895               *
All executive officers and directors as a group (8
  persons)(9)...............................................      11,200,267            73.8%

---------------

 *  Less than 1% of the outstanding Common Stock.
(1) Information with respect to "beneficial ownership" shown in the table above is based on information supplied by the directors and executive officers of the Company and filings made with the Commission or furnished to the Company by other shareholders. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Except as indicated by footnote, the persons named in the table above have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them. Percentage of beneficial ownership is based on 15,169,645 shares of Common Stock outstanding as of March 31, 1998 and includes shares of Common Stock subject to options which may be exercised within 60 days of March 31, 1998. Such shares are deemed to be outstanding for the purposes of computing the percentage ownership of the individual holding such shares, but are not deemed outstanding for purposes of computing the percentage of any other person shown in the table.
(2) Consists of 11,143,395 shares held by a limited partnership controlled by Mr. Szlam and 4,000 shares held indirectly by Mr. Szlam's children.
(3) Includes 6,000 shares issuable pursuant to options exercisable within 60 days of March 31, 1998.
(4) Includes 6,000 shares issuable pursuant to options exercisable within 60 days of March 31, 1998.
(5) Includes 5,000 shares issuable pursuant to options exercisable within 60 days of March 31, 1998.
(6) Includes 10,000 shares issuable pursuant to options exercisable within 60 days of March 31, 1998.
(7) Includes 15,000 shares issuable pursuant to options exercisable within 60 days of March 31, 1998.
(8) Includes 1,250 shares issuable pursuant to options exercisable within 60 days of March 31, 1998.
(9) Includes 11,143,395 shares held by a limited partnership controlled by Mr. Szlam, 4,000 shares held indirectly by Mr. Szlam's children, and 43,250 shares issuable pursuant to options exercisable within 60 days of March 31, 1998.

                                   PROPOSAL 1

                             ELECTION OF DIRECTORS

INTRODUCTION

     At the Annual Meeting, three directors are to be elected for the terms described below. Each of the nominees for election to the Board of Directors is currently a director of the Company. If elected at the Annual Meeting, each of the nominees would serve until the Annual Meeting held in 1999 and until his successor is duly elected and qualified, or until such directors earlier death, resignation or removal.

     Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the three nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as the Board of Directors may select. Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unable to serve.

     The Board of Directors recommends a vote FOR each named nominee.

NOMINEES

     The name and age, principal occupation or employment, and other data regarding each nominee, based on information received from the respective nominees, are set forth below:

     ALEKSANDER SZLAM

          Mr. Szlam, 46, founded the Company in 1979 and has served as Chairman of the Board and Chief Executive Officer of the Company since its inception. Mr. Szlam also has served as Chairman of the Board, President and Chief Executive Officer of Inventions, Inc. since 1987, and Chairman of the Board of Melita Europe Limited since 1991. Prior to founding the Company, Mr. Szlam worked as a design engineer and scientist at Lockheed Corporation, NCR and Solid State Systems.

     DONALD L. HOUSE

          Mr. House, 56, is a private investor and business consultant. From January 1993 until December 1997, he served as Chairman of the Board of Directors of SQL Financials International, Inc., a developer of client/server application software. From September 1991 until December 1992, Mr. House served as President of Prentice Hall Professional Software, Inc., a subsidiary of Simon and Schuster, Inc. Since 1988, he has been a business advisor, director and investor in a number of emerging growth high technology companies. From 1968 through 1987, Mr. House served in a number of positions with Management Science America, Inc., a provider of application software. Mr. House presently serves as a director of XcelleNet, Inc., a remote access software company, and as Chairman of its Audit and Nominating Committees.

     DON W. HUBBLE

          Mr. Hubble, 58, is Chairman, President and CEO of Angelica Corporation. Mr. Hubble served with National Service Industries, Inc. ("NSI") from 1980 until October 1996, most recently serving as President and Chief Operating Officer. During this period, Mr. Hubble also served in various capacities with a number of divisions of NSI, including National Linen Service, Block Industries and Certified Leasing Company.

BOARD OF DIRECTORS MEETINGS AND COMMITTEES

     During 1997, the Board of Directors held 4 meetings. All of the directors attended at least 75% of the aggregate total number of meetings of the Board of Directors held during their tenure and meetings of committees of the Board of Directors on which they served.

     The Company's Board of Directors has established an Audit Committee and Compensation Committee. Donald L. House and Don W. Hubble presently serve on the Audit Committee. The Audit Committee met one time in 1997. The primary functions of the Audit Committee are to (i) review the scope and timing of the audit and non-audit services to be rendered by the Company's independent accountants, to review audit plans of the independent accountants and internal auditors and to review the reports upon completion of their audits, (ii) to review the appropriateness of the Company's accounting policies, the adequacy of its financial controls and the reliability of the financial information reported to the public, and (iii) to report to the Board of Directors on its activities. Donald L. House and Don W. Hubble presently serve on the Compensation Committee. The Compensation Committee met two times in 1997. The primary functions of the Compensation Committee are to review and approve, subject to ratification of the Board of Directors, the Chief Executive Officer's compensation, to consult with the Chief Executive Officer and approve compensation for executive officers and other key employees, to administer the Company's stock option plans and employee stock purchase plan including approval of all awards thereunder, to approve management incentive plans for senior management, and to report to the Board of Directors on these activities.

     As compensation for serving on the Board of Directors, directors who are not also employees of the Company ("Nonemployee Directors") receive $1,000 for each meeting of the full Board and $500 for each Committee meeting. In the Company's discretion, Nonemployee Directors may also be reimbursed for reasonable expenses incurred by them in connection with their attendance at Board Meetings. Nonemployee Directors are also eligible to receive options under the Company's 1997 Stock Option Plan. Under this plan, Nonemployee Directors receive an option to purchase 3,000 shares of the Company's common stock each year, with one-sixth of such options vesting for each bi-monthly board meeting attended. These options vest ratably upon a director's attendance at each of the regular board meetings.

EXECUTIVE OFFICERS

     In addition to the individuals nominated for director above who are also executive officers of the Company, the following individuals presently serve as executive officers of the Company:

     MARK B. ADAMS

          Mr. Adams has served as Vice President, Finance and Chief Financial Officer of the Company since September 1996. During 1996 prior to joining the Company, Mr. Adams served as President of INITIAL Contract Services, a building services company. From 1993 to 1995, Mr. Adams served as Executive Vice President, Finance and Chief Financial Officer of INITIAL Contract Services. From 1989 to 1993, Mr. Adams served as Vice President, Finance for Suntory Water Group, a consumer products company. Mr. Adams is a member of the American Institute of Certified Public Accountants and is a Certified Public Accountant in the State of Georgia.

     WILLIAM K. DUMONT

          Mr. Dumont has served as Vice President, Sales of the Company since December 1996. From 1994 to 1996, Mr. Dumont served as Regional Manager for Octel Communications Corporation, and from 1990 to 1994 he served as Regional Vice President of VMX, Inc., both of which are voice processing companies.

     LEE H. DAVIES

          Mr. Davies has served as Vice President, International of the Company since September 1997. From September 1995 to September 1997, Mr. Davies served as Vice President, Operations of the Company. Prior to joining the Company, Mr. Davies served as Vice President of Sales, Marketing and Customer Support for Aristacom International, Inc., an inbound call center software company, from 1994 to 1995. From 1991 to 1994, Mr. Davies served as a marketing director for Digital Equipment Corporation.

     JOHN A. LAMB

          Mr. Lamb has served as Vice President, New Business Development of the Company since September 1996, and was Director of Special Projects of the Company from February 1996 to September 1996. From January 1995 to November 1995, he was Vice President, Research and Development of Microhelp, Inc., a software development company. From 1990 to 1995, he held various positions in the sales and engineering departments of the Company.

     DAN K. LOWRING

          Mr. Lowring has served as Vice President, Corporate and Strategic Planning of the Company since December 1997. He has also served as Treasurer of the Company since January 1997 and as Secretary since March 1997. From July 1993 to December 1996 he served as Director, Finance of the Company. From March 1993 to July 1993, he served as Controller of the Company, and from October 1990 to March 1993 he served as Manager, Finance of the Company.

EXECUTIVE COMPENSATION

     The following table presents certain summary information concerning compensation earned for services rendered to the Company by the Company's Chief Executive Officer and each of the other four most highly compensated executive officers of the Company during 1997 (collectively the "Named Executive Officers") for the fiscal years ended December 31, 1997 and 1996.

                           SUMMARY COMPENSATION TABLE

                                                                               LONG TERM
                                                                              COMPENSATION
                                                     ANNUAL                      AWARDS
                                                  COMPENSATION                ------------
                                      -------------------------------------    SECURITIES
                                                             OTHER ANNUAL      UNDERLYING     ALL OTHER
NAME AND PRINCIPAL POSITION    YEAR    SALARY    BONUS(1)   COMPENSATION(2)    OPTIONS(#)    COMPENSATION
---------------------------    ----   --------   --------   ---------------   ------------   ------------
Aleksander Szlam               1997   $300,000   $160,000(3)     $   --              --         $   --
  Chairman of the Board        1996    300,001    154,502        86,040(4)
  and Chief Executive Officer
J. Neil Smith                  1997   $245,192   $ 93,000            --              --          3,800
  President and Chief          1996    220,399     82,500                                        3,600
  Operating Officer
Lee H. Davies                  1997   $140,997   $ 34,000            --          30,000          3,383
  Vice President, Operations   1996    127,211     13,320                                        1,586
John A. Lamb                   1997   $119,596   $ 15,000            --          35,000          2,870
  Vice President, New          1996     84,326      2,000                                        1,252
  Business Development
Mark B. Adams                  1997   $123,462   $  6,554            --          34,000          2,963
  Vice President, Finance      1996     32,769                                                      --
  and Chief Financial Officer

---------------

(1) Except as noted, bonuses awarded and paid in each year were based upon prior year performance.
(2) In accordance with rules of the Securities and Exchange Commission, other compensation in the form of perquisites and other personal benefits has been omitted because such perquisites and other personal benefits constituted less than the lesser of $50,000 or 10% of the total annual salary and bonus for the Named Executive Officer for such year.
(3) Bonus accrued during 1997 pursuant to Mr. Szlam's employment agreement with the Company.
(4) Includes the value of the non-business use of two automobiles provided by the Company and reimbursement of the associated income taxes in the aggregate amount of $64,068, health and life insurance premiums and reimbursement of the associated income taxes in the aggregate amount of $13,623, auto insurance premiums and reimbursement of the associated income taxes in the aggregate amount of $6,308, and ad valorem tax payments and reimbursement of the associated income taxes in the aggregate amount of $2,041.

OPTION GRANTS IN LAST FISCAL YEAR

     The following table contains information concerning options granted during the year ended December 31, 1997 to the Named Executive Officers:

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                      POTENTIAL REALIZABLE
                                                                                        VALUE AT ASSUMED
                         NUMBER OF                                                       ANNUAL RATES OF
                         SECURITIES       % OF TOTAL        EXERCISE                STOCK PRICE APPRECIATION
                         UNDERLYING   OPTIONS GRANTED TO    OR BASE                    FOR OPTION TERM(2)
                          OPTIONS        EMPLOYEES IN        PRICE     EXPIRATION   -------------------------
NAME                     GRANTED(1)       FISCAL YEAR        ($/SH)       DATE          5%            10%
----                     ----------   -------------------   --------   ----------   -----------   -----------
Aleksander Szlam.......        --              --               --                          --            --
J. Neil Smith..........        --              --               --                          --            --
Lee H. Davies..........    20,000             4.4%           $5.50       2/6/2007     $ 69,178      $175,312
                           10,000             2.2             9.38     11/28/2007       58,990       149,493
John A. Lamb...........    20,000             4.4%           $5.50       2/6/2007     $ 69,178      $175,312
                           15,000             3.3             9.38     11/28/2007       88,485       224,240
Mark B. Adams..........    20,000             4.4%           $5.50       2/6/2007     $ 69,178      $175,312
                           14,000             3.1             9.38     11/28/2007       82,586       209,290

---------------

(1) The options granted to the named executive officers were awarded under the Company's 1997 Stock Option Plan (the "1997 Plan"). The options granted under the 1997 Plan are exercisable for a period not to exceed ten years from the date of grant. Options generally vest over four years of continuous employment with the Company. The exercise price of each option granted was not less than 100% of the fair market value of a share of Common Stock on the date of grant.
(2) Amounts represent the hypothetical gains that could be achieved for the respective options at the end of the ten year option term. The assumed 5% and 10% rates of stock appreciation are mandated by the rules of the Securities and Exchange Commission and may not accurately reflect the appreciation of the price of the Common Stock from the grant date until the expiration of the option term. These assumptions are not intended to represent a forecast of future stock appreciation of the Company's Common Stock. No assurance can be given that the Company's Common Stock will appreciate at all.

OPTIONS EXERCISED AND YEAR-END VALUES OF AN EXERCISED OPTION

     The following table sets forth information, as of December 31, 1997, regarding the number of shares received and the value realized upon exercise of the stock options, and the number and value of exercisable and unexercisable options to purchase Common Stock of the Company held by the Company's Named Executive Officers.

      AGGREGATED OPTION EXERCISES IN 1997 AND 1997 YEAR-END OPTION VALUES

                                                             NUMBER OF SHARES
                                                                UNDERLYING               VALUE OF UNEXERCISED
                                                          UNEXERCISED OPTIONS AT         IN-THE-MONEY OPTIONS
                                 SHARES                      DECEMBER 31, 1997          AT DECEMBER 31, 1997(1)
                               ACQUIRED ON    VALUE     ---------------------------   ---------------------------
NAME                            EXERCISE     REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                           -----------   --------   -----------   -------------   -----------   -------------
Aleksander Szlam.............       --          --             --            --               --            --
J. Neil Smith................       --          --        337,500            --       $2,075,625            --
Lee H. Davies................       --          --          5,000        25,000           17,800       $53,400
Mark B. Adams................       --          --          5,000        29,000           17,800        53,400
John A. Lamb.................       --          --          5,000        30,000           17,800        53,400

---------------

(1) Calculated by multiplying the number of shares underlying options by the difference between the closing sale price for the Common Stock of $9.06 as reported by The NASDAQ Stock Market on December 31, 1997 and the exercise price of the options.

AGREEMENTS WITH EMPLOYEES

     Principal employees of the Company, including executive officers, are required to sign an agreement with the Company restricting the ability of the employee to compete with the Company during his or her employment and for a period of one year thereafter, restricting solicitation of customers and employees following employment with the Company, and providing for ownership and assignment of intellectual property rights to the Company.

     Mr. Szlam has entered into an employment agreement with the Company effective June 4, 1997 that terminates on June 4, 1999. Pursuant to the agreement, Mr. Szlam is entitled to receive an annual base salary of $300,000, and is entitled to an annual bonus of $160,000. Mr. Szlam's employment under the agreement automatically renews for additional two-year terms unless the Company or Mr. Szlam cancels such renewal by giving three months' prior written notice. Under the terms of the agreement, Mr. Szlam has agreed to assign to the Company all patents, copyrights and other intellectual property developed by him during the course of his employment by the Company. In addition, Mr. Szlam has agreed not to solicit the customers or employees of the Company or to compete with the Company for two years following any termination of his employment.

     Mr. J. Neil Smith, who resigned from the Company effective December 31, 1997, had entered into an employment agreement with the Company. Upon termination of employment, Mr. Smith was entitled to receive termination pay equal to one year's salary. Further, as a consequence of Mr. Smith's leaving the Company, the right to exercise 112,500 of the options held as of the date of his resignation were forfeited, with the balance of 337,500 being immediately vested and exercisable. Under the terms of the employment agreement, Mr. Smith agreed to assign to the Company all patents, copyrights and other intellectual property developed by him during the course of his employment by the Company. In addition, Mr. Smith agreed not to solicit the customers or employees of the Company or to compete with the Company for two years following termination of his employment.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's officers and directors and persons who own more than ten percent of the Common Stock to file initial statements of beneficial ownership (Form 3) and statements of changes in beneficial ownership (Forms

4 and 5) of Common Stock and any other equity securities of the Company with the Securities and Exchange Commission and The NASDAQ Stock Market. Officers, directors and greater than ten percent shareholders are required by Securities Exchange Commission regulations to furnish the Company with copies of all such forms they file.

     Based solely on a review of the copies of the forms that it has received, and on written representations from certain reporting persons that no additional forms were required, the Company believes that its officers, directors and greater than ten percent beneficial owners complied with all of these filing requirements in 1997.

401(K) PROFIT SHARING PLAN

     The Company maintains a 401(k) Profit Sharing Plan (the "401(k) Plan") which is intended to be a tax-qualified defined contribution plan under Section 401(k) of the Code. In general, all U.S. employees of the Company are eligible to participate at the beginning of the quarter following their hire date. The 401(k) Plan includes a salary deferral arrangement pursuant to which participants may contribute, subject to certain Code limitations, a maximum of 15% of their salary on a pre-tax basis, with a maximum deferral of $9,750 for 1997. Starting in 1998, the Company guarantees a matching contribution of 40% of each participant's contribution up to 6% of the participant's salary and a discretionary match of up to 60% of each participant's contribution up to 6% of the participant's salary. In 1997, the Company's matching contribution was 40% of each participant's contribution up to 6% of the participant's salary, for an aggregate contribution of $192,304. A separate account is maintained for each participant in the 401(k) Plan. The portion of a participant's account attributable to his or her own contributions is 100% vested. The portion of the account attributable to Company contributions (including matching contributions) vests ratably over the first two years of service with the Company as defined in the 401(k) Plan. Distributions from the 401(k) Plan may be made in the form of a lump-sum payment in cash or property or in the form of an annuity.

STOCK OPTION PLANS AND STOCK PURCHASE PLAN

     1997 Stock Option Plan. The Company's 1997 Stock Option Plan (the "1997 Stock Option Plan") became effective on February 6, 1997. The aggregate number of shares reserved for issuance under the 1997 Stock Option Plan is 1,350,000 shares, less the number of shares issued pursuant to the Company's 1992 Discounted Stock Option Plan. The purpose of the 1997 Stock Option Plan is to provide incentives for key employees, officers, consultants and directors to promote the success of the Company, and to enhance the Company's ability to attract and retain the services of such persons. Options granted under the 1997 Stock Option Plan may be either options intended to qualify as "incentive stock options" under Section 422 of the Code or nonqualified stock options.

     As of March 31, 1998, options to purchase 698,950 shares of Common Stock were outstanding under the 1997 Stock Option Plan at a weighted average exercise price of $6.22 per share and 1,250 shares of Common Stock have been issued upon exercise of options granted under the 1997 Stock Option Plan.

     1992 Discounted Stock Option Plan. The Company's 1992 Discounted Stock Option Plan (the "1992 Stock Option Plan") became effective on June 4, 1992. The aggregate number of shares reserved for issuance under the 1992 Stock Option Plan is 1,000,000 shares. The purpose of the 1992 Stock Option Plan is to provide incentives for key employees to promote the success of the Company, and to enhance the Company's ability to attract and retain the services of such persons. Options granted under the 1992 Stock Option Plan are not intended to qualify as "incentive stock options" under Section 422 of the Code. Options granted under the 1992 Stock Option Plan vest over a period of time specified in the relevant option agreement, and will first become exercisable as to the vested portion on August 10, 1998.

     As of March 31, 1998, options to purchase 802,688 shares of Common Stock were outstanding under the 1992 Stock Option Plan at a weighted average exercise price of $2.99 per share and no shares of Common Stock have been issued upon exercise of options granted under the 1992 Stock Option Plan.

     Employee Stock Purchase Plan. The Company adopted an Employee Stock Purchase Plan (the "Stock Purchase Plan") on March 1, 1997, to become effective on June 4, 1997. A total of 250,000 shares of the

Company's Common Stock have been reserved for issuance under the Stock Purchase Plan. The Stock Purchase Plan is intended to qualify under sec.423 of the Code. An employee electing to participate in the Stock Purchase Plan must authorize on a semi-annual basis a stated dollar amount or percentage of the employee's regular pay (not to exceed 10%) to be deducted by the Company from the employee's pay. The price at which employees may purchase Common Stock is 85% of the closing price of the Common Stock on the NASDAQ National Market on the first day of the semi-annual period or the last day of the semi-annual period, whichever is lower. An employee may not sell shares of Common Stock purchased under the Stock Purchase Plan until the later of: (i) 180 days after the closing of this offering; or (ii) the first day of the second semi-annual period following the semi-annual period in which the right to purchase such shares was granted. Employees of the Company who have completed six full months of service with the Company and whose customary employment is more than 20 hours per week for more than nine months per calendar year are eligible to participate in the Stock Purchase Plan. An employee may not be granted an option under the Stock Purchase Plan if after the granting of the option such employee would be deemed to own 5% or more of the combined voting power or value of all classes of stock of the Company. As of March 31, 1998, approximately 205 employees are eligible to participate in the Stock Purchase Plan. The Stock Purchase Plan is administered by the Compensation Committee of the Board of Directors.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

GENERAL

     The Compensation Committee of the Company's Board of Directors has furnished the following report on Executive Compensation in accordance with the rules and regulations of the Securities and Exchange Commission. This report outlines the duties of the Committee with respect to executive compensation, the various components of the Company's compensation program for executive officers and other key employees, and the basis on which the 1997 compensation was determined for the executive officers of the Company, with particular detail given to the 1997 compensation for the Company's Chief Executive Officer.

     During 1997, the Compensation Committee was comprised of Donald L. House and Don W. Hubble.

     Duties of the Committee include establishing and approving compensation of the Chief Executive Officer, consulting with the Chief Executive Officer for the purpose of reviewing and approving compensation for other executive officers and key employees, administering the Company's stock option plans for employees, and approving management incentive bonuses. In performing the duties described above, the Compensation Committee seeks to achieve the following:

     (i) to provide compensation opportunities that are based on the performance of the Company,

     (ii) to provide competitive compensation programs that enable the Company to attract and retain highly qualified executive managers who are focused on enhancing shareholder value, and

     (iii) to coordinate compensation programs and practices so that they promote the Company's annual and long-term business objectives and strategies.

     The Compensation Committee in all instances seeks to link compensation to the value and level of the performance of the executive. The Compensation Committee seeks to achieve this objective by implementing, as the principal components of compensation, a program of base salary, incentive compensation and equity-based incentives. The compensation decisions of the Committee relative to the Company's executive officers and key employees are described below as to each of the foregoing components.

COMPENSATION OF EXECUTIVE OFFICERS GENERALLY

     Salary. The salary levels of the Company's executive officers and other key employees are reviewed by the Committee annually. In determining appropriate base-salary levels, the Committee considers factors such as duties and responsibilities inherent in the position held, initiative, performance, tenure and pay practices for other companies of similar size in the electronics industry, as well as business conditions generally prevailing in the software and technology industries.

     The Company refers to external information to determine base salaries paid by other companies for comparable positions. For example, the Company refers to a survey by organizations such as the American Electronics Association and Culpepper and Associates for both executives and non-executives to determine market salaries for comparable positions paid by other software and electronic companies of similar size, and awards salary increases based on the number of years experience and performance, giving consideration to the market salaries reflected by these surveys.

     Cash Bonuses. Annual cash bonuses are determined and paid to executives and key employees pursuant to the Company's compensation plan for executive officers and other key employees. For each executive and key employee, the cash bonus is based upon the attainment of financial and other objectives, either for the Company as a whole, or for the employee's area of responsibility. Cash bonuses for executive officers and other key employees are targeted at ranges from 15% of base salary to 66% of base salary. The amount of the bonus payable to any executive officer or other key employee ranges from 0% of targeted bonus to a maximum of 100% of targeted bonus depending on the level of performance goals achieved. Since bonus payments are based on the degree in which the Company achieves its overall operating income and revenue goals, the compensation of executive officers and key employees is higher during years in which the Company meets or exceeds its specified financial performance goals. Operating income (excluding acquisition related charges) and revenues for the year ended December 31, 1997 were $11.4 million and $65.8 million, respectively, as compared to an operating income and revenues of $7.3 million and $47.5 million, respectively, for the year ended December 31, 1996. Total cash bonuses of approximately $478,666 were paid to 7 members of senior management participating in the incentive plan during 1997. Total cash bonuses of approximately $308,976 were paid to 6 members of senior management participating in the plan during 1996.

     Equity-based Incentives. The Company maintains stock option plans to provide executive officers and other key employees and consultants with additional incentive to promote the financial success of the Company which, in turn, is intended to positively impact the value of the Company's Common Stock. Options granted under the Company's Stock Option Plans have generally been long-term (ten years). All such options are granted at an exercise price equal to fair market value on the date of grant. With such features, the Company considers stock options as a way of aligning the interest of management with the interest of the Company's shareholders to promote growth in the Company's stock price and inducing executive officers and other key employees to remain with the Company on a long-term basis. The Compensation Committee believes that the Company's long-term goals will best be achieved by maintaining in place the core management team of executive officers and other key employees. During 1997, options to purchase 151,000 shares of the Company's Common Stock were awarded to executive officers of the Company. As of March 31, 1998, options to purchase an aggregate 676,623 shares of the Company's Common Stock were held by 162 employees under the Company's Stock Option Plans. Included in this amount as of March 31, 1998 are options to purchase approximately 45,650 shares of the Company's Common Stock at an average exercise price of $5.50 held by executive officers named in the Summary Compensation Table.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

     In establishing the 1997 cash bonus compensation for Mr. Szlam, the Company observed similar guidelines as set forth for executive officers generally. The Company does not assign specific weighting to the various guidelines or factors, other than the consideration that is given to the Company's achievement of its overall operating income and revenue goals. During 1997, Mr. Szlam's base salary was set at $300,000, effective June 4, 1997, as compared to $300,001 for the immediately preceding year. Mr. Szlam's bonus was targeted at $160,000 for 1997. The Compensation Committee approved a bonus of $240,000 to Mr. Szlam for 1997, reflecting the fact that the Company had exceeded its targeted goals for operating income and revenue for 1997. In 1996, Mr. Szlam received a bonus of $154,502.

POLICY WITH RESPECT TO QUALIFYING COMPENSATION FOR DEDUCTIBILITY

     Section 162(m) of the Internal Revenue Code of 1986, as amended, limits the deduction allowable to the Company for compensation paid to the Chief Executive Officer and each of the four other most highly compensated executive officers to $1.0 million. Qualified performance-based compensation is excluded from this limitation if certain requirements are met. The Company's policy is generally to preserve the federal income tax deductibility of compensation paid, to the extent feasible. The Compensation Committee believes that awards under the Company's management incentive plan and its award of options made under stock option plans for employees will qualify as performance-based compensation and thereby be excluded from the $1.0 million limitation. Notwithstanding the Company's policy to preserve the federal income tax deductibility of compensation payments, under certain circumstances, the Compensation Committee, in its discretion, may authorize payment, such as salary, bonuses or otherwise, that may cause an executive officer's income to exceed the deductible limits.

                                          Compensation Committee
                                          Donald L. House
                                          Don W. Hubble

                            STOCK PERFORMANCE GRAPH

     The following line-graph provides a comparison of the cumulative total shareholder return on the Company's Common Stock for the period from the date of the Company's initial public offering on June 4, 1997 through December 31, 1997, against the cumulative shareholder return during such period achieved by the NASDAQ Stock Market (U.S. Companies) and an index of the Company's competitors in the customer contact and call management systems industry (the "Call Management Index"). All amounts have been calculated as if all dividends were reinvested.

                                                                                CALL
        Measurement Period               MELITA                              MANAGEMENT
      (Fiscal Year Covered)           INTERNATIONAL        NASDAQ US            INDEX
6/97                                              100                100                100
1997                                            90.62             113.03              81.45

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During 1997, Donald L. House and Don W. Hubble served as members of the Compensation Committee of the Board of Directors. Neither of these directors served as an officer or employee or was formerly an officer of the Company or its subsidiaries.

                              CERTAIN TRANSACTIONS

COMBINATION OF MELITA EUROPE AND INVENTIONS

     On June 4, 1997, the Company acquired Melita Europe Limited ("Melita Europe") and Inventions, Inc. ("Inventions") by share exchanges with their existing shareholders, which were Mr. Szlam, a limited partnership controlled by Mr. Szlam and a trust controlled by his spouse. The Company issued a total of 3,143,395 shares of its Common Stock to the shareholders of Melita Europe and Inventions in such share exchanges. The exchange ratios and number of shares issued in the share exchange were based on relative valuations of the Company, Melita Europe and Inventions determined by an independent appraisal firm.

S CORPORATION DISTRIBUTION AND TERMINATION OF S CORPORATION STATUS

     On June 4, 1997 (the "Termination Date"), the Company terminated its status as an S corporation under the Code. All undistributed S corporation earnings through the Termination Date were distributed to the Company's principal shareholder using a portion of the net proceeds of the Company's initial public offering.

TAX INDEMNIFICATION AGREEMENT

     The Company has entered into Tax Indemnification Agreements with its existing shareholders providing for, among other things, the indemnification of the Company by such shareholders for any federal and state income taxes (including interest) incurred by the Company if for any reason the Company is deemed to be treated as a C corporation during any period for which it reported its earnings to the taxing authorities as an S corporation. The Tax Indemnification Agreements further provide for the cross-indemnification of the Company and of each existing shareholder for certain additional taxes (including interest and, in the case of existing shareholders, penalties) resulting from the Company's operations during the period in which it was an S corporation.

                                   PROPOSAL 2

                    AMENDMENT TO THE 1997 STOCK OPTION PLAN

     The Board has approved and recommends to the Shareholders that they approve a proposal to amend the Company's 1997 Stock Option Plan to increase the number of shares of Common Stock available for grant under such plan from 1,350,000 to 1,850,000, an increase of 500,000 shares of Common Stock. As of March 31, 1998, there were approximately 698,950 outstanding options to purchase shares of Common Stock under the 1997 Plan. In addition, the proposed amendment authorizes the Company to automatically adjust the number of shares of Common Stock available for issuance under the 1997 Plan on the first day of each fiscal year, beginning with the 1998 fiscal year, by a number of shares such that the total number of shares reserved for issuance under the 1997 Plan equals the sum of (i) the aggregate number of shares previously issued under the 1997 Plan and the 1992 Plan; (ii) the aggregate number of shares subject to outstanding options granted under the 1997 Plan and the 1992 Plan; and (iii) 5% of the number of shares outstanding on the last day of the preceding fiscal year. Notwithstanding the foregoing, the proposed amendment provides that not more than 750,000 of the shares available for grant each year shall be available for "incentive stock options" under Section 422 of the Code. In the event that the proposed amendment is approved, options to purchase approximately 430,469 shares would be available for grant under the 1997 Plan as of March 31, 1998.

     The text of the proposed amendment to the 1997 Plan is set forth in Annex A to this Proxy Statement. The 1997 Plan is described above under "Proposal
1 -- Election of Directors -- Stock Option Plans and Stock Purchase Plan" and is qualified in its entirety by reference to the text of the 1997 Plan.

     The proposed amendment to the 1997 Plan will be adopted upon receiving the affirmative vote of holders of a majority of the shares present or represented by proxy at the Annual Meeting. Proxies will be voted in accordance with the specifications marked thereon, and if no specifications are made, will be voted "FOR" adoption of the proposed amendment to the 1997 Plan. The Board has determined that the amendment to the 1997 Plan is in the best interest of the Company and its shareholders. The proposed amendment would provide a stable pool of additional shares for grant to officers, directors, consultants and key employees of the Company. The Board believes that grants of stock options are an effective method to attract and retain officers, directors, consultants and key employees and that the availability of shares for future grants under the plan is important to the Company's business prospects and operations.

     The Board of Directors recommends a vote FOR the approval of the Amendment to the 1997 Plan.

                                   PROPOSAL 3

               RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

     In January 1998, the Board of Directors appointed the accounting firm of Arthur Andersen, LLP to serve as its independent auditor. The appointment of this firm was recommended to the Board by its Audit Committee. A proposal to ratify that appointment will be presented at the Meeting. Representatives of Arthur Andersen, LLP are expected to be present at the meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders.

     The Board of Directors recommends that the shareholders vote FOR ratification of selection of independent auditors.

                             SHAREHOLDER PROPOSALS

     Rules of the Securities and Exchange Commission require that any proposal by a shareholder of the Company for consideration at the 1999 Annual Meeting of Shareholders must be received by the Company no later than December 18, 1998, if any such proposal is to be eligible for inclusion in the Company's proxy materials for its 1999 Annual Meeting. Under such rules, the Company is not required to include shareholder proposals in its proxy materials unless certain other conditions specified in such rules are met.

     In order for a shareholder to bring any business or nominations before the 1998 Annual Meeting of Shareholders, certain conditions set forth in Section
2.13 of the Company's Amended and Restated Bylaws must be complied with, including, but not limited to, delivery of notice to the Company not less than 60 days prior to the meeting as originally scheduled; provided, however, that in the event that less than 70 days notice or prior public disclosure of the date of the meeting is given or made to the shareholders, notice by the shareholders to be timely must be received not later than the close of business on the 10th day following the date on which such notice of the date of meeting was mailed.

                                 OTHER MATTERS

     Management of the Company is not aware of any other matter to be presented for action at the Annual Meeting other than those mentioned in the Notice of Annual Meeting of Shareholders and referred to in this Proxy Statement. However, if any other matters are properly presented to the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on such matters.

                                          BY ORDER OF THE BOARD OF DIRECTORS,

                                          /S/ Dan K. Lowring
                                          Dan K. Lowring
                                          Secretary

April 17, 1998

                                                                         ANNEX A

                                AMENDMENT NO. 1

                                       TO

                        MELITA INTERNATIONAL CORPORATION
                             1997 STOCK OPTION PLAN

     The Melita International Corporation 1997 Stock Option Plan (the "Plan") is hereby amended as follows:

     1. Amendment Regarding Option Replenishment. Section 3 of the Plan is hereby amended as follows:

                                   SECTION 3.

                           SHARES SUBJECT TO OPTIONS

     The initial number of Shares reserved for issuance under this Plan shall be 1,850,000 Shares of Common Stock, less the number of Shares (a) which have been issued pursuant to exercised grants made under the Melita International Corporation 1992 Discounted Stock Option Plan (the "1992 Plan"), or (b) which are subject to options granted which remain outstanding under the 1992 Plan. The number of shares of Common Stock available for issuance under the Plan shall be automatically adjusted on the first day of each fiscal year, beginning with the 1998 fiscal year, by a number of Shares such that the total number of shares reserved for issuance under this Plan equals the sum of (i) the aggregate number of Shares previously issued under this Plan and the 1992 Plan; (ii) the aggregate number of Shares subject to then outstanding options granted under this Plan and the 1992 Plan; and (iii) 5% of the number of shares of Common Stock outstanding on the last day of the preceding fiscal year. Notwithstanding the foregoing, not more than 750,000 of the Shares available for grant each year shall be available for issuance pursuant to ISOs, such that not more than 7,500,000 shares resulting from such automatic adjustments may ever be issued pursuant to ISOs during the term of the Plan.

     Such Shares shall be reserved, to the extent that the Company deems appropriate, from authorized but unissued Shares, and from Shares which have been reacquired by the Company. Furthermore, any Shares subject to an Option which remain unissued after the cancellation, expiration or exchange of such Option thereafter shall again become available for use under this Plan, and any Shares subject to an option granted under the 1992 Plan which remain unissued after the cancellation, expiration or exchange of such option thereafter shall become available for use under this Plan. Notwithstanding the above, any Surrendered Shares which remain after the surrender of an Option under Section 11 shall not again become available for use under this Plan.

     2. Effective Date. The effective date of this Amendment shall be October 21, 1997, provided, the shareholders of the Company approve this Amendment within 12 months after such effective date. Any Options granted under the Plan as amended hereby before the date of such approval automatically shall be granted subject to such approval.

     3. Miscellaneous. (a) Capitalized terms not otherwise defined herein shall have the meanings given them in the Plan.

     (b) Except as specifically amended hereby, the Plan shall remain in full force and effect.

                                                                       APPENDIX
                        MELITA INTERNATIONAL CORPORATION
                         5051 PEACHTREE CORNERS CIRCLE
                          NORCROSS, GEORGIA 30092-2500
    THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF MELITA INTERNATIONAL CORPORATION (THE "COMPANY") FOR THE 1998 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 11, 1998 (THE "ANNUAL MEETING").

    The undersigned hereby appoints Aleksander Szlam and Dan K. Lowring, and each of them, with full power of substitution, as proxies to vote all of the shares of Common Stock of the Company which the undersigned may be entitled to vote at the Annual Meeting, and at any adjournments thereof, on the following matters in the following manner:

1.  Election of Directors.             [ ]  FOR all nominees listed below        [ ]  WITHHOLD AUTHORITY to
                                            (except as marked to the contrary         vote for all nominees listed below
                                            below)

                Aleksander Szlam, Donald L. House, Don W. Hubble

   (INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name below.)

           ---------------------------------------------------------------------

2. Approval of Amendment No. 1 to the Melita International Corporation 1997 Stock Option Plan.

        FOR  [ ]                AGAINST  [ ]                ABSTAIN  [ ]

3. Approval of the appointment of Arthur Andersen, LLP as the independent auditors of the Company for the fiscal year ended December 31, 1998.

        FOR  [ ]                AGAINST  [ ]                ABSTAIN  [ ]

4. In accordance with their judgment, upon such other matters as may properly come before the Annual Meeting or any adjournment thereof.

                        PLEASE SIGN AND DATE ON REVERSE.

    WHEN THIS PROXY IS PROPERLY EXECUTED AND RETURNED, AND NOT REVOKED, THE SHARES IT REPRESENTS WILL BE VOTED AT THE MEETING IN ACCORDANCE WITH THE CHOICES SPECIFIED ABOVE. IF NO CHOICE IS SPECIFIED, IT WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED IN PROPOSAL 1 ABOVE AND FOR PROPOSALS 2 AND 3.

      PLEASE DATE AND SIGN THIS PROXY EXACTLY AS YOUR NAME APPEARS BELOW.

                                                  Date:                   , 1998
                                                       -------------------

                                                  ------------------------------
                                                  Signature

                                                  ------------------------------
                                                  Signature

                                                  NOTE: When signing as
                                                  attorney, trustee,
                                                  administrator, executor or
                                                  guardian, please give your
                                                  full title as such. If a
                                                  corporation, please sign in
                                                  full corporate name by
                                                  President or other authorized
                                                  officer. In the case of joint
                                                  tenants, each joint owner must
                                                  sign.

                       I PLAN TO ATTEND THE MEETING  [ ]